Exhibit 99.1

SUNOCO LOGISTICS PARTNERS L.P.

REPORTS SECOND QUARTER AND SIX MONTH RESULTS AND DECLARES

INCREASED SECOND QUARTER DISTRIBUTION OF $0.50 PER COMMON AND

SUBORDINATED UNIT

PHILADELPHIA, July 23, 2003 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the second quarter ended June 30, 2003 of $11.9 million, or $0.51 per limited partner unit on a fully diluted basis, compared with $12.5 million for the second quarter of 2002, or $0.54 per limited partner unit on a fully diluted basis. For the six months ended June 30, 2003, net income increased 19 percent to $29.7 million compared with $25.0 million for the six months ended June 30, 2002.

Net income for the second quarter 2003 decreased 5.2 percent to $11.9 million from $12.5 million for the second quarter 2002 due to a $0.2 million decrease in operating income and a $0.4 million increase in net interest expense. Operating income decreased to $16.8 million for the second quarter 2003 due primarily to an increase in selling, general and administrative expenses as a result of higher administrative expenses and increased insurance premiums. Partially offsetting this was equity income from the corporate joint ventures acquired in November 2002 and higher gross margins from the Western Pipeline System.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. also declared an increased cash distribution for the second quarter 2003 of $0.50 per common and subordinated partnership unit ($2.00 annualized) payable August 14, 2003 to unitholders of record on August 4, 2003, an increase of $0.0125 per partnership unit on a quarterly basis ($0.05 annualized increase).

“The three percent increase in our distribution, the second increase in three quarters, confirms the strength of our business and cash flow,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics Partners L.P. “We are pleased with how the businesses operated during the quarter. Our focus on growth continues with acquisition opportunities such as the logistics assets associated with the El Paso Corporation Eagle Point Refinery, which Sunoco, Inc. announced a letter of intent to purchase on April 30, 2002. The company is currently responding to requests for additional information from the Federal Trade Commission.”

For the six months ended June 30, 2003, net income increased 19 percent to $29.7 million compared with $25.0 million for the six months ended June 30, 2002. This $4.7 million increase was the result of a $5.1 million increase in operating income and a $1.6 million increase from the absence of corporate income taxes for the period prior to our initial public offering, partially offset by a $2.0 million increase in net interest expense. Operating income increased $5.1 million to $39.3 million for the six months ended June 30, 2003 compared with $34.2 million for the prior year period due principally to higher gross margins from the Western Pipeline System, equity income from the corporate joint ventures acquired in 2002, and a decline in operating expenses at the Eastern Pipeline System. Partially offsetting these amounts were an increase in selling, general and administrative expenses as a result of higher administrative expenses and increased insurance premiums.

Segmented Second Quarter Results

Eastern Pipeline System

The Eastern Pipeline System experienced a $0.4 million decrease in operating income from $8.7 million for the second quarter 2002 to $8.3 million for the second quarter 2003. Sales and other operating revenues decreased $1.2 million from the prior year’s quarter to $22.7 million for the second quarter 2003 as a result of lower shipments. Other income increased $0.9 million to $2.6 million for the second quarter 2003 primarily due to the equity income from the pipeline interests acquired in November 2002, partially offset by a decline in equity income from the interest in Explorer pipeline as a result of lower volumes. Operating expenses declined $1.2 million to $9.4 million for the second quarter 2003 due to lower pipeline maintenance expenses. Selling, general and administrative expenses increased $0.7 million to $4.7 million for the second quarter 2003 due to higher allocated administrative and insurance expenses.

Terminal Facilities

Operating income at the Terminal Facilities business segment decreased $0.7 million to $6.8 million for the quarter ended June 30, 2003 from $7.5 million for the second quarter 2002. Total revenues increased $1.2 million to $22.7 million for the second quarter 2003 primarily due to higher combined volumes at the refined product terminals, the Fort Mifflin Terminal Complex, and the Marcus Hook Tank Farm (collectively referred to as the “Other Terminals”) as a result of continued high demand for distillates, including heating oil in the Northeast U.S. due to the cold spring weather. This was partially offset by a decline in revenue at the Nederland Terminal primarily due to lower volumes. Nederland is fully operational following a release in the second quarter from a third-party natural gas pipeline which passes through the terminal facility. Operations were fully restored within 72 hours of the event. The cause of the natural gas release and ensuing fire remains under investigation. Terminal Facilities’ operating expenses increased $1.0 million to $9.5 million for the second quarter 2003 due mainly to higher maintenance expenses at the Other Terminals. Selling, general and administrative expenses increased $0.9 million to $3.5 million for the second quarter 2003 due to higher allocated administrative and insurance expenses.

Western Pipeline System

Operating income for the Western Pipeline System was $1.7 million for the second quarter 2003, an increase of $0.9 million compared with the second quarter 2002. This increase was primarily the result of an increase in lease acquisition volumes and margins, higher trunk pipeline volumes and revenues, and equity income from the interest in West Texas Gulf Pipe Line acquired in November 2002. These amounts were partially offset by higher pipeline integrity management expenses. Total revenues and cost of products sold and operating expenses increased significantly in the second quarter 2003 compared with the second quarter 2002 due primarily to an increase in the price of crude oil and an increase in lease acquisition volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $28.90 per barrel for the second quarter 2003 from $26.26 for the second quarter 2002. Other income increased to $0.6 million for the second quarter 2003 due to the interest acquired in West Texas Gulf Pipe Line. Selling, general and administrative expenses increased $1.3 million to $4.4 million for the second quarter 2003 due to higher allocated administrative and insurance expenses.

Segmented Six Month Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System increased $2.9 million to $18.0 million for the six months ended June 30, 2003 compared with $15.1 million for the prior year comparable period. Sales and other operating revenues decreased $0.4 million to $46.2 million for the first half of 2003 principally as a result of a decrease in shipments, partially offset by higher revenues per barrel mile. Other income increased $1.8 million to $5.3 million for the first half of 2003 primarily due to the equity income from the pipeline interests acquired in 2002, partially offset by a decline in equity income from the interest in Explorer pipeline as a result of lower volumes. Operating expenses declined $3.2 million to $18.9 million for the first half of 2003 due to the absence of costs associated with a pipeline release in January 2002 and lower pipeline maintenance expenses. As this pipeline release occurred prior to the IPO and the Partnership is indemnified by Sunoco, Inc. for liabilities associated with this incident, there was no impact on the Partnership’s post-IPO financial results. Selling, general and administrative expenses increased $1.3 million to $9.3 million for the first half of 2003 due to higher allocated administrative and insurance expenses.

Terminal Facilities

The Terminal Facilities business segment experienced a $2.0 million decrease in operating income from $16.2 million for the six months ended June 30, 2002 to $14.2 million for the six months ended June 30, 2003. Total revenues increased $2.2 million to $44.8 million for the first half of 2003 primarily due to higher combined volumes at the Other Terminals as a result of higher demand for distillates, including heating oil in the Northeast U.S. due to cold spring and winter weather. The Nederland Terminal’s revenues declined primarily due to lower volumes caused by rising foreign crude oil prices relative to domestic crude oil prices. Operating expenses increased $2.4 million to $18.4 million for the first half of 2003 due mainly to higher maintenance expenses at the Other Terminals. Selling, general and administrative expenses increased $1.3 million to $6.6 million for the first half of 2003 due to higher allocated administrative and insurance expenses.

Western Pipeline System

Operating income for the Western Pipeline System was $7.1 million for the six months ended June 30, 2003, an increase of $4.2 million compared with the comparable prior year period. This increase was primarily the result of an increase in lease acquisition volumes and margins, higher trunk pipeline volumes and revenues, and equity income from the interest in West Texas Gulf Pipe Line acquired in 2002. These amounts were partially offset by higher pipeline integrity management expenses. Total revenues and cost of products sold and operating expenses increased significantly in the first half of 2003 compared with the first half of 2002 due primarily to an increase in the price of crude oil and an increase in lease acquisition volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $31.34 per barrel for the first half of 2003 from $23.98 for the first half of 2002. Other income increased to $1.5 million for the first half of 2003 due to the interest acquired in West Texas Gulf Pipe Line. Selling, general and administrative expenses increased $2.3 million to $8.4 million for the first half of 2003 due to higher allocated administrative and insurance expenses.

Net Financing Activities

Net interest expense increased $0.4 million to $5.0 million for the second quarter 2003 compared with the prior year’s period due primarily to interest on the $64.5 million outstanding on the Credit Facility in the current year’s quarter. The Credit Facility was drawn on November 15, 2002 to fund two acquisitions and was not outstanding in the prior year’s quarter. Net interest expense increased $2.0 million for the six months ended June 30, 2003 as compared with the prior year’s period due primarily to interest on the Credit Facility borrowings not outstanding in the prior year period and interest on the $250 million 7.25% senior notes issued concurrently with the IPO on February 8, 2002 being at a higher rate than the debt due Sunoco, Inc. in the prior year, which was at a floating interest rate. Total debt outstanding at June 30, 2003 was $317.3 million, including $248.6 million of the Senior Notes and $64.5 million on the Credit Facility.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales and other operating revenue	$656,941	$450,440	$1,372,960	$794,851
Other income	3,214	1,768	6,839	3,516

Total Revenues	660,155	452,208	1,379,799	798,367

Cost of products sold and operating expenses	623,645	418,998	1,302,672	732,065
Depreciation and amortization	7,065	6,473	13,594	12,712
Selling, general and administrative expenses	12,627	9,674	24,274	19,411

Total costs and expenses	643,337	435,145	1,340,540	764,188

Operating income	16,818	17,063	39,259	34,179
Net interest expense	4,956	4,556	9,554	7,578

Income before income tax expense	11,862	12,507	29,705	26,601
Income tax expense	—	—	—	1,555

Net Income	$11,862	$12,507	$29,705	$25,046

Allocation of 2002 Net Income:
Portion applicable to January 1 through February 7, 2002 (period prior to initial public offering)				$3,421
Portion applicable to February 8 through June 30, 2002				21,625

Net Income				$25,046

Calculation of Limited Partners’ interest:
Net Income	$11,862	$12,507	$29,705	$21,625
Less: General Partner’s interest	237	250	594	433

Limited Partners’ interest in Net Income	$11,625	$12,257	$29,111	$21,192

Net Income per Limited Partner unit (six months ended June 30, 2002 is for the period fromFebruary 8 through June 30, 2002):
Basic	$0.51	$0.54	$1.28	$0.93

Diluted	$0.51	$0.54	$1.27	$0.93

Weighted average Limited Partners’ units outstanding:
Basic	22,771,793	22,767,278	22,771,793	22,767,278

Diluted	22,875,790	22,767,278	22,866,346	22,767,278

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Eastern Pipeline System:
Sales and other operating revenues	$22,659	$23,849	$46,165	$46,600
Other income	2,626	1,767	5,287	3,511

Total Revenues	25,285	25,616	51,452	50,111

Operating expenses	9,447	10,614	18,888	22,050
Depreciation and amortization	2,801	2,362	5,269	4,929
Selling, general and administrative expenses	4,725	3,980	9,290	8,006

Operating Income	$8,312	$8,660	$18,005	$15,126

Terminal Facilities:
Total Revenues	$22,662	$21,420	$44,763	$42,556

Operating expenses	9,525	8,565	18,430	16,068
Depreciation and amortization	2,840	2,697	5,577	5,082
Selling, general and administrative expenses	3,502	2,614	6,561	5,253

Operating Income	$6,795	$7,544	$14,195	$16,153

Western Pipeline System:
Sales and other operating revenues	$611,628	$405,171	$1,282,047	$705,697
Other income	580	1	1,537	3

Total Revenues	612,208	405,172	1,283,584	705,700

Cost of products sold and operating expenses	604,673	399,819	1,265,354	693,947
Depreciation and amortization	1,424	1,414	2,748	2,701
Selling, general and administrative expenses	4,400	3,080	8,423	6,152

Operating Income	$1,711	$859	$7,059	$2,900

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Eastern Pipeline System (1):
Total shipments (barrel miles per day) (2)	52,508,100	54,583,293	53,596,270	54,581,522
Revenue per barrel mile (cents)	0.474	0.480	0.476	0.472

Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	415,076	449,083	402,808	432,542
Other terminals (3)	780,712	754,000	772,761	738,448

Western Pipeline System (1):
Crude oil pipeline throughput (bpd)	304,876	288,219	307,733	282,889
Crude oil purchases at wellhead (bpd)	196,997	187,935	198,338	189,414
Gross margin per barrel of pipeline throughput (cents) (4)	19.9	15.0	25.0	17.7

(1)	Excludes amounts attributable to equity ownership interests in joint ventures
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Consists of the refined product terminals, the Fort Mifflin Terminal Complex and the Marcus Hook Tank Farm.
(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our second-quarter results is scheduled for Thursday morning, July 24 at 10:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-888-316-9407; International (USA toll) 1-630-395-0036 and requesting “Sunoco Logistics Partners Earnings Call,” password “Sunoco Logistics”, leader “Colin Oerton”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the company’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-925-0261. International callers should dial 1-402-998-1614.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline, a 31.5 percent interest in Wolverine Pipe Line Company, a 9.2 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 14.7 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interest in West Texas Gulf Pipe Line Company. For additional information, visit Sunoco Logistics’ web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition; changes in the demand both for crude oil that we buy and sell, as well as for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2003. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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